Diversified Corporate Resources Announces Restructuring of its Operations

4th August 2004

DALLAS, August 4th /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

Diversified Corporate Resources, Inc. (the "Company") has undertaken several major restructuring initiatives over the past thirty days. Under a plan approved by the Board, management has begun to implement the cost reduction phase of the plan. The Company has begun closing under-performing operating units, reducing headcount, implementing changes in field management, and consolidating several agencies. During this same period, the Company has also experienced an improvement in direct placement and temp revenues, compared to the prior thirty-day period.

In future phases of the plan, the Company anticipates implementing new marketing programs, further restructuring management responsibilities, and reviewing other strategies to increase shareholder value. Management believes that these changes are key to the long-term success and competitiveness of the Company.

In conjunction with the restructuring, the Company has engaged DSJ Consulting to supervise efforts to facilitate strategic restructuring and assist the Company in the review of all strategic alternatives available to maximize shareholder value.

The Company has also entered into a forbearance agreement with Greenfield Commercial Credit, Inc., its lender. Under the forbearance agreement, the Company has agreed to either pay all past due Section 941 taxes or enter into a formal payment plan with the IRS within 90 days. The Company is working diligently toward resolving the IRS tax issue, reported by the Company on June 8, 2004, and completing the financial reports and SEC filings necessary to resume the trading of its common stock.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston Jim Blackman, 713-256-0369 jimblackman@prfinancialmarketing.com
SOURCE:	Diversified Corporate Resources